EXHIBIT 4.5

FORDING CANADIAN COAL TRUST

EXCHANGE OPTION PLAN

ARTICLE 1

PURPOSE OF THE PLAN

1.1 Purpose

      The purpose of the Fording Canadian Coal Trust Exchange Option Plan (the “Plan”) is to record and implement the exchange ultimately, as part of the Arrangement (as herein defined), of all outstanding options and any accompanying share appreciation rights (collectively, “Options”) to purchase Common Shares (as herein defined) issued under the Corporation’s Key Employee Stock Option Plan (the “KESOP”) and the Directors’ Stock Option Plan (the “DSOP”), for options to acquire Units in the Fund and accompanying unit appreciation rights (the “Exchange Options”) issued under this Plan. Exchange Options will have attached to them terms which are substantially similar to the terms attaching to the Options for which they are exchanged, adjusted in accordance with the terms of the Arrangement.

ARTICLE 2

DEFINITIONS AND INTERPRETATION

2.1 Definitions

      For the purposes of this Plan, the following terms will have the following meanings:

(a)	“Arrangement” means the arrangement under Section 192 of the CBCA involving the Corporation, its securityholders, Fording Coal Limited, 4123212 Canada Ltd., Teck Cominco Limited, Westshore Terminals Income Fund, the Fund, Teck Bullmoose Coal Inc., Quintette Coal Partnership, Luscar Coal Limited, CONSOL Energy Inc., Ontario Teachers’ Pension Plan, Sherritt International Corporation and Sherritt Coal Partnership II;

(b)	“Board” means the board of directors of the Corporation;

(c)	“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, including the regulations promulgated thereunder;

(d)	“Cause” means:

(i)	the continued failure by the Optionholder to substantially perform his duties in connection with his employment by, or service to, the Corporation or any Subsidiary (other than as a result of physical or mental illness) after the Corporation or the Subsidiary, as the case may be, has given the Optionholder reasonable written notice of such failure and a reasonable opportunity to correct it;

(ii)	the engaging by the Optionholder in any act which is injurious to the Corporation (including any Subsidiary) financially, reputationally or otherwise;

(iii)	the engaging by the Optionholder in any act resulting, or intended to result, whether directly or indirectly, in personal gain to the Optionholder at the expense of the Corporation (including any Subsidiary);

(iv)	the conviction of the Optionholder by a court of competent jurisdiction on any charge involving fraud, theft or moral turpitude in circumstances where such charge arises in connection with the business of the Corporation (including any Subsidiary); or

(v)	any other conduct that constitutes cause at common law;

(e)	“Combination Agreement” means the combination agreement and schedules thereto dated January 12, 2003 among the Corporation, Teck Cominco Limited, Westshore Terminals Income Fund, Ontario Teachers’ Pension Plan and Sherritt International Corporation as the same may be amended in accordance with its terms;

(f)	“Common Shares” means common shares in the capital of the Corporation;

(g)	“Consultant” means a person engaged to provide ongoing management or consulting services to the Fund, the Corporation or any Subsidiary;

(h)	“Corporation” means Fording Inc., and any successor corporation thereto;

(i)	“CP Optionholders” means the former Canadian Pacific Limited optionholders who held options and accompanying share appreciation rights under the key employee stock option plan of Canadian Pacific Limited, which options and share appreciation rights were replaced by, in part, Options and accompanying share appreciation rights issued under the KESOP pursuant to a plan of arrangement under Section 192 of the CBCA completed in October 2001 that resulted in the Corporation becoming a publicly traded Corporation;

(j)	“Date of Termination” means, unless otherwise agreed to in writing by the Optionholder and the Corporation or, if applicable, a Subsidiary, the actual date of termination of employment of the Optionholder or termination of the Optionholder’s contract as a Consultant, excluding any period during which the Optionholder is in receipt of or is eligible to receive any statutory, contractual or common law notice or compensation in lieu thereof or severance or damage payments following the actual date of termination;

(k)	“DSOP” has the meaning ascribed to it in Section 1.1;

(l)	“Effective Date” has the meaning ascribed to it in the Plan of Arrangement;

(m)	“Eligible Person” means a holder of an Exchange Option who is:

(i)	an officer, employee, Non-Employee Director of the Corporation or Consultant of the Corporation or any Subsidiary, and also includes a Family Trust, Personal Holding Corporation, Retirement Trust of any of the foregoing individuals; or

(ii)	a CP Optionholder;

(n)	“Exchange Option” has the meaning ascribed to it in Section 1.1 hereof;

(o)	“Exercise Price” means the price per Unit at which Optioned Units may be subscribed for by an Optionholder pursuant to a particular Option Agreement;

(p)	“Expiry Date” means the date on which an Exchange Option expires pursuant to the Exchange Option Agreement relating to that Exchange Option;

(q)	“Family Trust” means a trust, of which at least one of the trustees is an Eligible Person and the beneficiaries of which are one or more of the Eligible Person and the spouse, minor children and minor grandchildren of the Eligible Person;

(r)	“Fund” means the Fording Canadian Coal Trust;

(s)	“Insider” means:

(i)	an insider, as defined in the Securities Act (Alberta), other than a person who falls within that definition solely by virtue of being a director or senior officer of a Subsidiary; and

(ii)	an associate, as defined in the Securities Act (Alberta), of any person who is an insider by virtue of (i) above;

(t)	“KESOP” has the meaning ascribed to it in Section 1.1 hereof;

(u)	“Non-Employee Director” means a person who, as of any applicable date, is a member of the Board and is not an officer or employee of the Corporation or any of its Subsidiaries;

(v)	“Notice of Exercise” means a notice, substantially in the form of the notice set out in Exhibit A to this Plan, from an Optionholder to the Fund giving notice of the exercise or partial exercise of an Exchange Option granted to the Optionholder;

(w)	“Option Agreement” means an agreement, substantially in the form of the agreement set out in Exhibit B to this Plan, between the Fund and an Eligible Person setting out the terms of an Exchange Option granted to the Eligible Person;

(x)	“Optioned Units” means the Units that may be subscribed for by an Optionholder pursuant to a particular Option Agreement;

(y)	“Optionholder” means an Eligible Person who acquires an Exchange Option;

(z)	“Original Grant Date” means the date on which an Original Option was granted being the date that the Board resolved to grant such option, unless the Board resolved to ratify options to acquire Common Shares granted on an earlier date or to delay the grant of options to acquire Common Shares to a later date, in which case the Original Grant Date will be such earlier or later date;

(aa)	“Original Option” means an Option described in Section 1.1 (including for greater certainty, any related Share Appreciation Right) which, as an intermediate step in the exchange described in Section 4.1, is exchanged for an option to purchase a New Non-Voting Share (and, for greater certainty, any related share appreciation right) of Fording (as those terms are defined in the Plan of Arrangement);

(bb)	“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, agency, and where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

(cc)	“Personal Holding Corporation” means a corporation that is controlled by an Eligible Person (who is a natural person) and the shares of which are beneficially owned by the Eligible Person and the spouse, minor children or minor grandchildren of the Eligible Person;

(dd)	“Plan” has the meaning ascribed to it in Section 1.1;

(ee)	“Plan of Arrangement” means the plan of arrangement to which this Plan is attached as Schedule “A”;

(ff)	“Retirement Trust” means a trust governed by a registered retirement savings plan or a registered retirement income fund established by and for the benefit of an Eligible Person (who is a natural person);

(gg)	“Share Appreciation Rights” are the rights granted to the CP Optionholders in connection with the options granted under the key employee stock option plan of Canadian Pacific Limited, which options and rights were replaced by options and share appreciation rights under the KESOP;

(hh)	“Subsidiary” means any corporation that is a subsidiary of the Corporation as defined in the Securities Act (Alberta);

(ii)	“Trustees” means the trustees of the Fund from time to time;

(jj)	“Unit Appreciation Rights” means the Unit appreciation rights issued under the Plan forming part of the Exchange Options issued to CP Optionholders pursuant to the Plan of Arrangement;

(kk)	“Unit Compensation Arrangement” means any unit option plan, employee unit purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Units from treasury to one or more Eligible Persons; and

(ll)	“Units” means trust units of the Fund.

2.2 Interpretation

(a)	Time shall be the essence of this Plan.

(b)	Words denoting the singular number include the plural and vice versa and words denoting any gender include all genders.

(c)	This Plan and all matters to which reference is made herein will be governed by and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

2.3 Effectiveness

      This Plan will become effective on the Effective Date in the manner specified by the Plan of Arrangement.

ARTICLE 3

GENERAL PROVISIONS OF THE PLAN

3.1 Administration

      The Plan will be administered by the Trustees and the Trustees will interpret the Plan and determine all questions arising out of the Plan and any Exchange Option issued pursuant to the Plan, which interpretations and determinations will be conclusive and binding on the Corporation, the Fund, Eligible Persons, Optionholders and all other affected Persons.

3.2 Units Reserved

(a)	The maximum number of Units that may be reserved for issuance under the Plan is 776,034. The maximum number of Units will be reduced as Exchange Options are exercised and the Units so reserved are issued.

(b)	The maximum number of Units that may be reserved for issuance to any one Eligible Person under the Plan is 5% of the number of Units outstanding at the time of reservation.

3.3 Limits with respect to Insiders

(a)	The maximum number of Units that may be reserved for issuance to Insiders on the exercise of Exchange Options issued under the Plan and under or pursuant to any other Unit Compensation Arrangement of the Fund is 10% of the number of Units outstanding.

(b)	The maximum number of Units that may be issued to Insiders under the Plan and any other Unit Compensation Arrangement of the Fund within a one-year period is 10% of the number of Units outstanding.

(c)	The maximum number of Units that may be issued to any one Insider (and such Insider’s associates, as defined in the Securities Act (Alberta)), under the Plan and any other Unit Compensation Arrangement of the Fund within a one-year period is 5% of the number of Units outstanding.

(d)	For the purposes of (a), (b) and (c) above, any entitlement to acquire Units issued pursuant to the Plan or any other Unit Compensation Arrangement of the Fund prior to the grantee becoming an Insider is to be excluded. For the purposes of (b) and (c) above, the number of Units outstanding is to be determined on the basis of the number of Units outstanding at the time of the reservation or issuance, as the case may be, excluding Units issued under the Plan or under any other Unit Compensation Arrangement of the Fund over the preceding one-year period.

3.4 Non-Exclusivity

      Nothing in this Plan will prevent the Trustees from adopting other or additional Unit Compensation Arrangements, subject to obtaining any required regulatory or shareholder approvals.

3.5 Amendment or Termination of Plan and Exchange Options

(a)	The Trustees may amend, suspend or terminate the Plan at any time, provided that no such amendment, suspension or termination may:

(i)	be made without obtaining any required regulatory or securityholder approvals; or

(ii)	prejudice the rights of any Optionholder under any Exchange Option previously granted hereunder to the Optionholder, without the consent or deemed consent of the Optionholder.

(b)	The Trustees may amend the terms of any outstanding Exchange Option (including, without limitation, to cancel any Exchange Option(s) previously issued), provided that:

(i)	any required regulatory and securityholder approvals are obtained;

(ii)	the Trustees would have had the authority to initially grant the Exchange Option under terms as so amended; and

(iii)	the consent or deemed consent of the Optionholder is obtained if the amendment would prejudice the rights of the Optionholder under the Exchange Option.

3.6 Compliance with Laws and Stock Exchange Rules

      The Plan, the issuance of Exchange Options and the exercise of Exchange Options under the Plan and the Fund’s obligation to issue Units on exercise of Exchange Options will be subject to all applicable federal, provincial and foreign laws, rules and regulations and the rules of any stock exchange on which the Units are listed for trading. Unless otherwise agreed to by the Fund in writing, no Exchange Option will be issued and no Optioned Units will be issued on the exercise of Exchange Options under the Plan where such issue would require registration of the Plan or such Optioned Units under the securities laws of any foreign jurisdiction. Optioned Units issued to Optionholders pursuant to the exercise of Exchange Options may be subject to limitations on sale or resale under applicable securities laws.

3.7 Participation in the Plan

      The participation of any Eligible Person in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Units. The Fund does not assume responsibility for the income or other tax consequences for Eligible Persons and they are advised to consult with their own tax advisors.

3.8 CP Optionholders

      Each Exchange Option, including any accompanying Unit Appreciation Right, issued to a CP Optionholder pursuant to the Plan of Arrangement will be subject to the provisions of this Plan, with the necessary changes, provided that none of the provisions of this Plan will operate so as to adversely affect the rights of the CP Optionholders as set forth in the key employee stock option plan of Canadian Pacific Limited.

ARTICLE 4

EXCHANGE OF OPTIONS

4.1 Exchange of Options

(a)	Pursuant to the Plan of Arrangement, each Original Option will ultimately be exchanged for an Exchange Option, and thereafter the Original Options will be cancelled.

(b)	The Exercise Price of each Exchange Option issued pursuant to the Plan of Arrangement will be determined pursuant to the Plan of Arrangement.

(c)	The Expiry Date of an Exchange Option will be ten years after the Original Grant Date of the Original Option, subject to:

(i)	any determination by the Trustees at the time of the Original Grant Date that a particular Original Option would have a shorter term; and

(ii)	the provisions of Section 4.3 relating to early expiry.

(d)	In the event of any conflict between the Plan and the Combination Agreement, the terms of the Combination Agreement will prevail.

(e)	After the Effective Date, no further grants of Exchange Options will be made under this Plan.

4.2 Option Agreement

      As soon as practicable following the Effective Date, the Fund shall deliver to the Optionholder an Option Agreement, confirming the terms of the Exchange Option and executed by the Fund. The Optionholder will execute the Option Agreement and return it to the Fund.

4.3 Early Expiry

      An Exchange Option will continue in effect until its Expiry Date or expire before its Expiry Date, as the case may be, in the following events and manner:

(a)	if an Optionholder resigns from his employment (other than in the circumstances described in (c)), or an Optionholder’s contract as a Consultant terminates at its normal termination date, then the Optionholder must exercise his Exchange Option during the period ending on the earlier of (i) 60 days after the date of resignation or termination and (ii) the Expiry Date, after which period the Exchange Option will expire;

(b)	if an Optionholder’s employment is terminated by the Corporation or a Subsidiary without Cause, including a constructive dismissal, or an Optionholder’s contract as a Consultant is terminated by the Corporation or a Subsidiary before its normal termination date without Cause, then the Optionholder must exercise his Exchange Option during the period ending on the earlier of (i) 60 days after the Date of Termination and (ii) the Expiry Date, after which period the Exchange Option will expire;

(c)	if an Optionholder’s employment is terminated by the Corporation or a Subsidiary for Cause, or an Optionholder’s contract as a Consultant is terminated by the Corporation or a Subsidiary before its normal termination date for Cause, including where an Optionholder resigns from his employment or terminates his contract as a Consultant after being requested to do so by the Corporation or Subsidiary as an alternative to being terminated for Cause, then the Exchange Option will expire on the Date of Termination;

(d)	if an Optionholder’s contract as a Consultant is frustrated before its normal termination date due to permanent disability, then the Optionholder must exercise his Exchange Option during the period ending on the earlier of (i) six months after the date of frustration and (ii) the Expiry Date, after which period the Exchange Option will expire;

(e)	if an Optionholder’s employment ceases due to permanent disability, then the Exchange Option may be exercised prior to the Expiry Date;

(f)	if an Optionholder retires upon attaining the mandatory or early retirement age established by the Corporation or a Subsidiary from time to time (other than a Non-Employee Director as described in (g)), then the Exchange Option may be exercised prior to the Expiry Date;

(g)	subject to paragraph (h) below, if an Optionholder who is a Non-Employee Director ceases to be a member of the Board (whether as a result of the resignation of the Non-Employee Director from the Board or the Non-Employee Director not standing for re-election or not being re-elected as a member of the Board by the shareholders of the Corporation at a meeting, or for any other reason other than as a result of death), then the Non-Employee Director must exercise his Exchange Option during the period ending on the earlier of (i) 36 months after the date of cessation and (ii) the Expiry Date, after which the Exchange Option will expire;

(h)	if an Optionholder who is a Non-Employee Director ceases to be a member of the Board in the circumstances described in (g) above, but immediately thereafter becomes a Trustee of the Fund, then the Exchange Option held by such Optionholder must be exercised on the earlier of (i) 36 months after the date the Optionholder ceases to be a Trustee of the Fund, and (ii) the Expiry Date, after which the Exchange Option will expire;

(i)	if an Optionholder dies, then any exercise must be effected by a legal representative of the Optionholder’s estate or by a person who acquires the Optionholder’s rights under the Exchange Option by bequest or inheritance and any such exercise must be effected during the period ending on the earlier of (i) 12 months after the death of the Optionholder and (ii) the Expiry Date, after which period the Exchange Option will expire;

subject to the right of the Trustees to, after the Original Grant Date, set shorter (with the consent of the Optionholder) or longer periods for exercise (not later than the Expiry Date) with respect to a particular Optionholder or group of Optionholders. Notwithstanding the foregoing, the early expiry provisions set out in this Section 4.3 shall not apply to the CP Optionholders whose Exchange Options and Unit Appreciation Rights shall continue to be governed by the terms of the resolution of the board of directors of Canadian Pacific Limited dated July 30, 2001, providing for the extension of the CP Optionholders’ exercise period until the end of the original grant period, notwithstanding any earlier termination of employment.

4.4 Limited Assignment

(a)	Unit Appreciation Rights may not be assigned separately from the related right to acquire Units which is the subject of the Option.

(b)	Exchange Options, including any accompanying Unit Appreciation Rights, may not be assigned, except to:

(i)	an Optionholder’s Family Trust, Personal Holding Corporation or Retirement Trust (or between such entities or from either of such entities to the Optionholder); or

(ii)	a legal representative of the Optionholder’s estate or a person who acquires the Optionholder’s rights under the Exchange Option by bequest or inheritance on death of the Optionholder.

(c)	If a Personal Holding Corporation to which an Exchange Option, including any accompanying Unit Appreciation Right, has been granted or assigned is no longer controlled by the related Eligible Person, or the shares of the Personal Holding Corporation are no longer beneficially owned by the Eligible Person and persons who were the spouse, minor children or minor grandchildren of the Eligible Person at the time of grant or assignment, then the Exchange Option, including any accompanying Unit Appreciation Right, cannot be exercised until it is assigned by the Personal Holding Corporation to that Eligible Person or another assignee permitted by paragraph 4.4(a).

4.5	No Rights as Unitholder or to Remain an Eligible Person; Status of Consultants

(a)	An Optionholder will only have rights as a unitholder of the Fund with respect to those of the Optioned Units that the Optionholder has acquired through exercise of an Exchange Option in accordance with its terms.

(b)	Nothing in this Plan or in any Option Agreement will confer on any Optionholder any right to remain as an officer, employee, Consultant, director or trustee of the Fund, the Corporation or any Subsidiary.

(c)	Nothing in this Plan or in any Option Agreement entered into with a Consultant will constitute the Consultant as an employee of the Fund, the Corporation or any Subsidiary.

4.6 Adjustments

      Adjustments will be made to (i) the Exercise Price of an Exchange Option, and (ii) the number of Optioned Units delivered to an Optionholder upon exercise of an Exchange Option in the following events and manner, subject to any required regulatory approvals and the right of the Trustees to make such other or additional adjustments, or to make no adjustments at all, as the Trustees consider to be appropriate in the circumstances:

(a)	upon (i) a subdivision of the Units into a greater number of Units, (ii) a consolidation of the Units into a lesser number of Units, or (iii) the distribution of Units to the holders of Units (excluding a Unit distribution made in lieu of a cash distribution in the ordinary course and in accordance with the Fund’s distribution policy, and excluding a distribution of Units under another Unit Compensation Arrangement), the Exercise Price will be adjusted accordingly and the Fund will deliver upon exercise of an Exchange Option, in addition to or in lieu of the number of Optioned Units in respect of which the right to purchase is being exercised, such greater or lesser number of Units as result from the subdivision, consolidation or Unit distribution;

(b)	upon (i) a capital reorganization, reclassification or change of the Units, (ii) a consolidation, amalgamation, arrangement or other form of business combination of the Fund with another Person or (iii) a sale, lease or exchange of all or substantially all of the property of the Fund, the Exercise Price will be adjusted accordingly and the Fund will deliver upon exercise of an Exchange Option, in lieu of the Optioned Units in respect of which the right to purchase is being exercised, the kind and amount of units or other securities or property as results from such event;

(c)	upon the distribution by the Fund to holders of the Units of (i) units of any class (whether of the Fund or another fund) other than Units, (ii) rights, options or warrants, (iii) evidences of indebtedness or (iv) cash (excluding a cash distribution paid in the ordinary course and in accordance with the Fund’s distribution policy), securities or other property or assets, the Exercise Price will be adjusted accordingly but no adjustment will be made to the number of Optioned Units to be delivered upon exercise of an Exchange Option;

(d)	adjustments to the Exercise Price of an Exchange Option will be rounded up to the nearest one cent and adjustments to the number of Optioned Units delivered to an Optionholder upon exercise of an Exchange Option will be rounded down to the nearest whole Unit; and

(e)	an adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this Section are cumulative.

      In the event that any adjustment is made to the Exercise Price of an Exchange Option or the number of Optioned Units issuable on exercise of an Exchange Option, similar changes will be made to the exercise price of a Unit Appreciation Right so as to preserve its value.

ARTICLE 5

EXERCISE OF OPTIONS

5.1 Manner of Exercise

      An Optionholder who wishes to exercise an Exchange Option may do so by delivering, on or before the Expiry Date of the Exchange Option:

(a)	a completed Notice of Exercise; and

(b)	subject to Section 5.3, a certified cheque, money order or bank draft payable to the Fund for the aggregate Exercise Price of the Optioned Units being acquired (and any tax payable in accordance with Section 5.4).

      If the Optionholder is deceased or mentally disabled, the Exchange Option may be exercised by a legal representative of the Optionholder or the Optionholder’s estate or by a person who acquires the Optionholder’s rights under the Exchange Option by bequest or inheritance and who, in addition to delivering the Notice of Exercise and (if applicable) certified cheque, money order or bank draft described above and must also deliver evidence of their status.

5.2 Delivery of Unit Certificate

      Not later than five business days after receipt pursuant to Section 5.1 of the Notice of Exercise and payment in full for the Optioned Units being acquired, the Fund will direct its registrar and transfer agent to issue a certificate in the name of the Optionholder or an intermediary on behalf of the Optionholder, (or, if deceased, his legal representative or beneficiary) for the number of Optioned Units purchased by the Optionholder or the intermediary (or his legal representative or beneficiary), which will be issued as fully paid and non-assessable Units.

5.3 Cashless Exercise

      To the extent permitted by applicable laws as determined in the sole discretion of the Trustees, an Optionholder may elect to effect a “cashless” exercise of its Exchange Options. In such case, the Optionholder will not be required to deliver to the Fund the certified cheque, money order or bank draft referred to in Section 5.1. Instead, the Optionholder will complete a Cashless Exercise Instruction Form in the form attached as Exhibit C to the Plan, pursuant to which:

(a)	the Optionholder will instruct a broker selected by the Optionholder to sell through the Toronto Stock Exchange the Optioned Units issuable on exercise of an Exchange Option, as soon as possible and at the then applicable bid price for the Units of the Fund;

(b)	on the settlement date for the trade, the Fund will direct its registrar and transfer agent to issue a certificate in the name of the broker (or as the broker may otherwise direct) for the number of Optioned Units issued on exercise of the Exchange Option, against payment by the broker to the Fund of the Exercise Price for such Optioned Units; and

(c)	the broker will deliver to the Optionholder the remaining proceeds of sale, net of brokerage commission (and any tax payable in accordance with Section 5.4).

5.4 Withholding

      If the Fund determines that the satisfaction of taxes, including withholding tax, or other withholding liabilities is necessary or desirable in respect of the exercise of any Exchange Option, including any accompanying Unit Appreciation Right, the exercise of the Exchange Option is not effective unless such taxes have been paid or withholdings made to the satisfaction of the Trustees. The Fund may require an Optionholder to pay to the Fund, in addition to the Exercise Price for the Optioned Units, any amount that the Fund or the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of the

Exchange Option. Any such additional payment is due no later than the date on which any amount with respect to the Exchange Option exercised is required to be remitted by the Fund or the Corporation.

5.5 Indemnification

      Every Trustee will at all times be indemnified and saved harmless by the Fund and from its assets from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such Trustee may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the Trustee, otherwise than by the Fund, for or in respect of any act done or omitted by the Trustee in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgement rendered therein.

5.6 Effect on Trustees

      The Trustees have established this Plan solely in their capacity as Trustees on behalf of the Fund and the obligations of the Fund hereunder shall not be personally binding upon the Trustees or any of the Unitholders of the Fund or any annuitant under a plan of which a Unitholder is a trustee or carrier (“annuitant”). Any recourse against the Fund, the Trustees or any Unitholder or annuitant in any manner in respect of any indebtedness, obligation or liability of the Fund arising hereunder or arising in connection herewith or from the matters to which this Plan relates, if any, including, without limitation, claims based on negligence or otherwise tortious behaviour, shall be limited to, and satisfied only out of the Fund’s assets, without recourse to the personal assets of any of the foregoing persons.

EXHIBIT A TO THE EXCHANGE OPTION PLAN

NOTICE OF EXERCISE

FORDING CANADIAN COAL TRUST

EXCHANGE OPTION PLAN

TO:	Solium Capital Inc.	FROM:
	Geri Langley	(Title)
	710, 805 8(th) Avenue SW	(Work
	Calgary, AB, T2P 1H7	Address)

Phone:	(403) 515-3909	Phone:
Fax:	(403) 515-3919	Fax:

I hereby elect to exercise                                     Exchange Options of Fording Canadian Coal Trust (the “Fund”) granted to me under the provisions of the Exchange Option Plan (the “Plan”) dated                                              . The grant ID was                                               and the Exercise Price of these Exchange Options was set as $                                              per Optioned Unit.

I have enclosed a certified cheque, bank draft or money order in the amount of $                                              (number of options being exercised multiplied by the Exercise Price) representing the cost to purchase                                               Units of the Fund and any tax payable in accordance with Section 5.4 of the Plan.

I request that the certificate be registered and delivered as follows:

Name:

Address:

City/Province:

Postal Code:

I hereby elect to exercise                                               Unit Appreciation Rights (UARs) of the Fund granted to me under the provisions of the Exchange Option Plan dated                                              . The grant ID was                and the price of these UARs are set at $                                              per unit.

Current Canada Customs and Revenue Agency/ Quebec administrative practice provides that 50% of the appreciation realized by the UAR exercise is exempt from income tax. The remaining 50% of the appreciation will be taxed at the top marginal rate.

Signed:
(Address I would like my cheque mailed to)

Dated:
(City/Province/Postal Code)

To be completed by Solium Capital Inc. and faxed to the Fund:

Solium Capital Inc. confirms that                                               is eligible to exercise the entitlement indicated herein.

Solium Capital Inc.	Date

EXHIBIT B TO THE EXCHANGE OPTION PLAN

FORM OF OPTION AGREEMENT

FORDING CANADIAN COAL TRUST

EXCHANGE OPTION PLAN
OPTION AGREEMENT

      This Option Agreement is entered into between Fording Canadian Coal Trust (the “Fund”) and the optionholder named below (the “Optionholder”) who is a participant in the Fording Canadian Coal Trust Exchange Option Plan (the “Plan”), a copy of which is attached hereto. The Optionholder hereby confirms that he or she has been granted the options (the “Exchange Options”) set forth on the attached Schedule “A”, that the information set forth in such schedule is true and correct and that all such Exchange Options are subject to the terms and conditions of the Plan and this Agreement. The undersigned further acknowledges that the Exchange Options have been granted in replacement for an equal number of Original Options granted under the Corporation’s KESOP or DSOP as the case may be.

      By signing this agreement, the Optionholder acknowledges that he or she has read and understands the terms of the Plan and accepts the Exchange Option in exchange for his or her Original Options in accordance with the terms of the Plan.

      IN WITNESS WHEREOF the Fund and the Optionholder have executed this Option Agreement as of                                , 2003.

FORDING CANADIAN COAL TRUST

By:

Trustee

Name of Optionholder

Signature of Optionholder

EXHIBIT C TO THE EXCHANGE OPTION PLAN

CASHLESS EXERCISE INSTRUCTION FORM

FORDING CANADIAN COAL TRUST

EXCHANGE OPTION PLAN

TO	:	Brokerage Firm:	FROM:
		Broker Name:	(Title)
		Phone: (403) 515-3909	(Work
		Fax: (403) 515-3919	Address)
A/C Number:

FAX A COPY TO:
Client Services
Solium Capital Inc.
710, 805 – 8th Avenue SW
Calgary, AB
T2P 1H7
Fax: (403) 515-3919

I hereby authorize                                to sell                      Units of the Fund at a price of $                    . Concurrent with the sale of Units, I hereby elect to exercise Grant number                      made to me under the provisions of the Exchange Option Plan as of                                at an Exercise Price of $                     per Optioned Unit.

Upon the sale of                      Units of the Fund, I direct                                to deliver payment to the Fund. The aggregate amount that will be paid to the Fund will be $                     (number of Optioned Units to be exercised            multiplied by the Exercise Price $                    ).

Upon receipt by the Fund of $                    , I hereby direct that a certificate for the Optioned Units referred to above be issued in the name of                                for the account of                                and delivered to           .

Upon receipt of the units, I direct                                Units exercised under my Option Agreement, less brokerage commission fees as follows:

☐	Mail to my address		☐ Pick up from Broker
☐	Deposit to my bank account:
		Bank ID #	Transit #	A/C #

Bank Address:

Signed:	Home Address:

Date:

To be completed by Solium Capital Inc. and faxed to Broker:

Solium Capital Inc. hereby confirms that                      is eligible to exercise the Exchange Option referred to herein:

Solium Capital Inc.	Date

To be completed by the Broker and faxed to Fording Canadian Coal Trust within 3 days of transaction:

This hereby confirms that the options referred to above were sold at a price of $                     per Unit.

Broker’s Signature	Date